                                                                     EXHIBIT 4.8


THE WARRANT REPRESENTED HEREBY AND THE STOCK OR OTHER SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH WARRANT NOR THE STOCK OR OTHER SECURITIES ISSUABLE UPON THE EXERCISE HEREOF NOR ANY INTEREST THEREIN MAY BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

                           WARRANT TO PURCHASE SHARES
                OF COMMON STOCK OF NORTON DRILLING SERVICES, INC.

This certifies that Norton Family Trust ("Holder"), for value received, is entitled to purchase from Norton Drilling Services, Inc., a Delaware corporation (the "Company"), one hundred twenty-eight thousand (128,000) fully paid and nonassessable shares of (Common Stock, par value $0.01 per share of the Company (the "Common Stock"), at a price of $2.50 per share, as adjusted pursuant to
Section 3 below (the "Stock Purchase Price"), at any time or from time to time on or after the Commencement Date (as defined below) but not later than 5:00 p.m. (Lubbock, Texas time) on the Expiration Date (as defined below), upon surrender to the Company at its principal office at 5211 Brownfield Highway, Suite 230, Lubbock, Texas 79407 (or at such other location as the Company may advise Holder in writing) of this Warrant with the Form of Stock Subscription attached hereto as Exhibit A duly filled in and signed and upon payment of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof (the "Aggregate Stock Purchase Price"), in cash, by certified or official bank check, by wire transfer, or by any combination of the foregoing, as Holder may elect, in its sole discretion. In lieu of paying the Aggregate Stock Purchase Price upon exercise of this Warrant, for so long as the Common Stock is publicly traded, Holder may elect a "cashless exercise" in which event Holder will receive upon exercise of this Warrant a reduced number of shares of Common Stock equal to (i) the number of Shares of Common Stock that would be issuable pursuant to this warrant upon payment of the Aggregate Stock Purchase Price minus (ii) the number of shares of Common Stock that have an aggregate fair market value equal to the Aggregate Stock Purchase Price. For purposes of the preceding sentence, the fair market value of a share of Common Stock shall mean the last reported sale price of the Common Stock on the last business day preceding the date of exercise. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant. "Commencement Date" means February 23, 1997. "Expiration Date" means February 24, 2004.

This Warrant is subject to the following terms and conditions;

1. Exercise: Issuance of Certificates: Payment for Shares. This Warrant is exercisable at the option of Holder at any time or from time to time on or after the Commencement Date but not later than the Expiration Date for all or a portion of the shares of Common Stock which may be purchased hereunder. Upon exercise of this Warrant, the Company shall issue and deliver to Holder shares of Common Stock. The Company agrees that the shares of Common Stock to be purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Common Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered to Holder by the Company or the Company's transfer agent at the Company's expense within a reasonable time (but in no event more than ten days) after the rights represented by this warrant have been exercised. Each stock certificate so delivered shall be in such denominations and classes of Common Stock as may be requested by Holder and shall be registered in the name of Holder or such other name as shall be designated by Holder, subject to the limitations contained in this Section 1, Section 2 and Section 6. If, upon exercise of this Warrant, fewer than all of the shares of Common Stock evidenced by this Warrant are purchased prior to the Expiration Date, one or more new warrants substantially in the form of, and on the terms in, this Warrant will be issued for the remaining number of shares of Common Stock not purchased upon exercise of this Warrant.

2. Shares to be Fully Paid: Reservation of Shares. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant (the "Warrant Shares") will be, upon payment of the Stock Purchase Price therefor and issuance thereof, duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock for such exercise. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirement of any securities exchange or automated quotation system upon which the Common Stock may be listed.

3. Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustments.

3.1 Subdivision or Combination of Common Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and the number of shares issuable upon exercise of this Warrant shall be proportionately increased. Conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased and the number of shares issuable upon exercise of this Warrant shall be proportionately reduced.

3.2 Certain Dividends and Distributions. In case the Company shall at any time declare or pay a dividend upon its Common Stock payable in shares of Common Stock, the Stock Purchase Price in effect immediately prior to such dividend shall be proportionately reduced and the number of shares issuable upon exercise of this Warrant shall be proportionately increased. In case the Company shall at any time declare or pay a dividend or other distribution on its Common Stock payable in cash or in evidences of indebtedness, shares of stock or other securities or property (other than in Common Stock or "Convertible Securities," as defined in Section 3.3.1(a)) or in rights, warrants or options to subscribe for or purchase evidences of indebtedness, shares of stock or other securities or property (other than "Options," as defined in Section 3.3.1(b)), the Stock Purchase Price in effect immediately prior to such dividend or other distribution shall be reduced by the fair market value of such dividend or other distribution applicable to- one share of Common Stock.

3.3 Dilutive Issuances. If the Company shall sell or issue (or shall be deemed pursuant to Section 3.3.2.3 to sell or issue) at any time after the date of this Warrant and prior to the termination or expiration of this Warrant, shares of Common Stock without consideration or for consideration per share less than the Stock Purchase Price in effect on the date of and immediately prior to such sale or issuance, then, upon such sale or issuance (or deemed sale or issuance), such Stock Purchase Price shall be reduced concurrently with such sale or issuance to a Stock Purchase Price (calculated to the nearest cent) determined by dividing

(a) an amount equal to (i) the total number of shares of Stock Outstanding (as defined by law) immediately prior to such sale or issuance multiplied by the Stock Purchase Price, plus (ii) the aggregate of the amount of all consideration, if any, received or deemed received pursuant to subsection
3.3.2.3 by the Company for such sale or issuance, by

(b) the total number of shares of Stock Outstanding immediately after such sale or issuance.

No adjustment in the Stock Purchase Price shall be made in respect of the sale or issuance (or deemed sale or issuance) of additional Stock unless the consideration per share for such additional Stock sold or issued (or deemed to be sold or issued) by the Company is less than the Stock Purchase Price in effect on the date of, and immediately prior to, such sale or issuance. No adjustment in the Stock Purchase Price shall be made which would increase the Stock Purchase Price in effect immediately prior to such adjustment, except as provided in Section 3.3.3 and 3.3.4.

3.3.1 Definitions. For purposes of this Section 3.3, the following definitions shall apply:

(a) "Convertible Securities" shall mean any indebtedness, shares of stock or other securities convertible into or exchangeable for Common Stock.

(b) "Options" shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(c) "Stock Outstanding" shall mean the aggregate of all Common Stock outstanding and all Common Stock previously deemed issued pursuant to Section
3.3.2.3 at a price which was less than the Stock Purchase Price in effect on the date of and immediately prior to such issuance, and as a result of which the Stock Purchase Price was reduced.

3.3 2 Other Rules. For the purposes of this Section 3.3, the following provisions also shall be applicable:

3.3.2.1 Cash Consideration. In case of the issuance or sale of additional Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the amount of cash received by the Company for such shares (or, if such shares are offered by the Company for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith, but excluding amounts paid or payable by the Company for interest or dividends accrued at the time of such issuance or sale. In the case of the issuance or sale for cash of units consisting of shares of Common Stock and warrants, the portion of the consideration received by the Company for the unit allocated to the warrant shall equal the value of the warrant ascribed thereto pursuant to the Black Scholes method of valuation and the balance of the consideration shall be allocated to the Common Stock.

3.3.2.2 Non-Cash Consideration. In case of the issuance (otherwise than upon conversion or exchange of Convertible Securities) or sale of additional Common Stock Options or Convertible Securities for a consideration other than cash or a consideration a part of which shall be other than cash, the fair market value of such consideration as determined by the Board of Directors of the Company in the good faith exercise of its reasonable business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section 3, of the consideration other than cash received by the Company for such securities.

3.3.2.3 Options and Convertible Securities. In case the Company shall, at any time after the date of this Warrant, in any manner issue or grant any Options or any Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the exercise such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities, as of the date of such issue or sale or, in the case such a record date shall have been fixed, as of the close of business on such record date) be deemed to be issued and to be outstanding for the purpose of this Section 3.3 (except that shares of Common Stock shall not be deemed to have been issued and to be outstanding unless the consideration per share (determined pursuant to this Section 3.3) of such shares of Common Stock would be less than the Stock Purchase Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be) and to have been issued for the sum of the amount (if any) paid for such Options or Convertible Securities and the minimum additional amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; provided that, subject to the provisions of Section 3.3.3, no further adjustment of the Stock Purchase Price shall be made upon the actual issuance of any such Common Stock or upon the exercise of any such Option or upon the conversion or exchange of any such Convertible Securities.

3.3.3 Change in Option Price or Conversion Rate. If the purchase price provided for in any Option referred to in subsection 3.3.2.3, or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subsection 3.3.2.3, or the rate at which any Convertible Securities referred to in subsection 3.3.2.3 are convertible into or exchangeable for shares of Common Stock, shall change at any time (including changes under or by reason of provisions designed to protect against dilution), then the Stock Purchase Price in effect at the time of such event shall forthwith be readjusted to the Stock Purchase Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such readjustment is an increase in the Stock Purchase Price, such readjustment shall not exceed the amount (as adjusted by Sections 3.1, 3.2 and 3.3) by which the Stock Purchase Price was decreased pursuant to
Section 3.3 upon, the issuance of the Option or Convertible Security.

3.3.4 Termination of Option or Conversion Rights. In the event of the termination or expiration of any right to purchase Common Stock under any Option granted after the date of this Warrant or of any right to convert or exchange Convertible Securities issued after the date of this Warrant, the

Stock Purchase Price shall, upon such termination, be readjusted to the Stock Purchase Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Common Stock issuable thereunder shall no longer be deemed to be Stock Outstanding; provided, that if such readjustment is an increase in the Stock Purchase Price, such readjustment shall not exceed the amount (as adjusted by Sections 3.1, 3.2 and 3.3) by which the Stock Purchase Price was decreased pursuant to Section 3.3 upon the issuance of the Option or Convertible Security.

3.3.5 No Impairment. The Company will not by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 3.3 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.3 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of this Warrant against impairment. If any event shall occur as to which the provisions of this Section 3 shall not be strictly applicable, but with respect to which the failure to make any adjustment to the Stock Purchase Price and the number of shares purchasable upon exercise of this Warrant would not fairly protect the purchase rights represented by the Warrant in accordance with the intent and principles of this
Section 3, upon request of the Holder and at the expense of the Company, the Company shall appoint a firm of independent public accountants reasonably acceptable to the Holder which shall give its opinion upon the adjustments, if any, consistent with the intent and principles established in this Section 3 necessary to preserve without dilution the purchase rights represented by this Warrant; provided, however, if such accountants shall agree that the adjustments initially proposed by the Company were correct, then such Holder shall pay the reasonable fees and expenses of such accountants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments (if any) deserved therein.

3.4 Excluded Events. Notwithstanding anything in this Section 3 to the contrary, the Stock Purchase Price shall not be adjusted by reason of shares of Common Stock issued or issuable:

(A) to officers, directors or employees of, or consultants to, the Company pursuant to stock options outstanding on the date hereof or stock options granted after the date hereof on terms approved by the Board of Directors of the Company; and

(B) upon the exercise of any warrants issued to the Holder.

3.5 Notice of Adjustment. Upon any adjustment of the Stock Purchase Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of the Company. The notice shall be signed by the Company's chief financial officer and shall state the effective date of the adjustment and the Stock Purchase Price resulting from such adjustment and the increase or decrease if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.6 Other Notices. If at any time;

(a) the Company shall propose to declare any cash dividend upon its common
Stock;

(b) the Company shall propose to declare or make any dividend or other distribution to the holders of its Common Stock, whether in cash, property or other securities;

(c) the Company shall propose to effect any reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with or into another corporation or any sale, lease or conveyance of all or substantially all of the assets of the Company; or

(d) the Company shall propose to effect a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give, by certified or registered mail, postage prepaid, addressed to the holder of this Warrant at the address of such holder as shown on the books of the Company, (i) at least 30 days' prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or distribution or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding-up, and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, lease, conveyance, dissolution, liquidation or winding-up, at least 30 days' written notice of the date when the same shall take place. Upon the occurrence of an event described in clause (c), the holder of this Warrant shall be entitled thereafter to receive upon exercise of this Warrant the kind and amount of shares of stock or other securities or assets, which the holder would have been entitled to receive after the occurrence of such event had this Warrant been exercised immediately prior to such event; and in any such case, appropriate provision shall be made with respect to the rights and interests of the holder to the end that the provisions of this Warrant (including, without limitation, provisions with respect to changes in and adjustments of the Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant, and provisions relating to the receipt by the holder of nonvoting stock convertible into voting stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, or other securities or assets, thereafter deliverable upon the exercise of this Warrant. The Company will not effect any of the transactions described in clause (c) above unless, prior to the consummation thereof, each person (other than the Company) that may be required to deliver any cash, stock, securities or other assets upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holder of this Warrant, (x) the obligations of the Company under this Warrant (and if the Company shall survive the consummation of any such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Warrant) and
(y) the obligation to deliver to such holder such cash, stock, securities or other assets as such holder may be entitled to receive in accordance with the provisions of this Section 3. The provisions of this Section 3.6 shall similarly apply to successive transactions.

4. Issue Tax. The issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the holder for any issue tax in respect thereon provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then holder of the Warrant being exercised.

5. No Voting Rights Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon Holder the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the Stock Purchase Price or as a stockholder of the Company whether such liability is asserted by the Company or by its creditors.

6. Restrictions on Transferability of Securities: Compliance With Securities
Act.

6.1 Restrictions on Transferability. This Warrant and the Warrant Shares (collectively, the "Securities"), shall not be transferable in the absence of registration under the Act or an exemption therefrom under such Act.

6.2 Restrictive Legend. Each certificate representing the Securities or any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of the Shareholders Agreement) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER.

6.3 Effect of Transfer. Subject to the provisions of Section 6.1 hereof, Holder may transfer all or any portion of this Warrant by surrendering this Warrant to the Company together with a completed assignment in the form attached hereto as Exhibit B. Upon such surrender, the Company shall deliver a new Warrant or Warrants to the person or persons entitled thereto and, if applicable, shall deliver to Holder a new Warrant evidencing the right of Holder to purchase the balance of the Warrant Shares subject to purchase hereunder. The term "Holder" as used herein shall include any transferee to whom this Warrant has been transferred in accordance with this Section 6.3.

6.4 Registration. The Company will use its reasonable best efforts, upon the written request of the Holder, to register, as promptly as practicable, the shares of Common Stock received by the Holder upon exercise of this Warrant.

7. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

8. Notices. Any notice, request or other document required or permitted to be given or delivered to Holder or the Company shall be personally delivered, sent by telecopier (receipt confirmed), sent by recognized overnight delivery service or sent by certified or registered mail, postage prepaid, to Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant. Any notice given by personal delivery or by telecopier shall be deemed given on the date of delivery, any notice sent by recognized overnight courier service shall be deemed delivered on the second following business day, and any notice given by certified or registered mail shall be deemed given five days after registration or certification thereof, as the case may be.

9. Descriptive Headings. Governing Law and Jurisdiction. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware, without giving effect to rules governing conflicts of law. Any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Warrant may be brought in a court located in the Lubbock, Texas, and each of the Company and Holder (i) unconditionally accepts the non-exclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum and (iii) waives personal service of any and all process upon it, and consents that all such service of process be made by registered or certified mail, return receipt requested, directed to it at its address set forth in the Purchase Agreement. Each of the Company and Holder hereby waives trial by jury in any judicial proceeding to which it is a party.

10. Lost Warrants or Stock Certificates. The Company represents and warrants to, and agrees with, Holder that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity, or in the case of any such mutilation, upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

11. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay Holder a sum in cash equal to such fraction multiplied by the fair market value of the Common Stock.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer this 4th day of March, 1998.

Norton Drilling Services, Inc.

By: /s/ David W. Ridley
    --------------------------
        Treasurer

                                    EXHIBIT A

                           FORM OF STOCK SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To: UTI ENERGY CORPORATION


The undersigned, the holder of the accompanying Warrant, hereby irrevocably elects, to exercise the purchase right represented by such Warrant for, and to purchase thereunder, One Hundred twenty-eight thousand (128,000) shares of Common Stock (the "Common Stock"), of Norton Drilling Services Inc. (the "Company") and herewith makes payment of Three Hundred Twenty Thousand Dollars ($320,000.00) therefore by official bank check and requests that certificates for Sixty-seven Thousand Three Hundred Sixty-eight (67,368) shares of Common Stock of UTI Energy Corp. be issued in the name of, and delivered to, The Norton Family Trust, whose address is 5211 Brownfield Highway, Suite 230, Lubbock, TX 79407.

         The undersigned represents, unless the sale of the Common Stock has been registered under the Securities Act of 1933, as amended (the "Securities Act"), that the undersigned is acquiring such Common Stock for its own account for investment and not with a view to or for sale in connection with any distribution thereof (except for any resale pursuant to a Registration Statement under the Securities Act).

DATED: October 21, 2000



                                             /s/ S. HOWARD NORTON, III
                                             ------------------------------
                                                  S.  Howard Norton, III
                                                        Trustee

                                             /s/ BARBARA LYNN NORTON
                                             ------------------------------
                                                   Barbara Lynn Norton
                                                        Trustee

                                             /s/ JOHN W. NORTON
                                             ------------------------------
                                                      John W. Norton
                                                          Trustee

Address:                                     5211 Brownfield Highway, Suite 230
                                             Lubbock, TX 79407-3501